Exhibit 99.1

Technovative Group, Inc. Enters Significant Service Agreement with SSLJ.com Limited

Technovative Group to Provide Blockchain Solutions for Smart Home Systems in China

Hong Kong, July 2, 2018, Technovative Group, Inc. (“Technovative” or the “Company”) (OTCPINK: TEHG) is engaged in delivering financial technology, Artificial Intelligence (AI), Blockchain and Distributed Ledger Technology (DLT) Solutions, Cloud Computing and Big Data Analytics to financial service institutions (“FSI”) in the Greater China Region (“GCR”), Southeast Asia Region and beyond, announced today, that it has entered into a service agreement with SSLJ.com Limited (NASDAQ: SSLJ), a leading vertically integrated online-to-offline (“O2O”) home improvement service and product provider in the People’s Republic of China (PRC). The Company is expected to develop smart home products for SSLJ’s existing and future customers.

SSLJ is expected to utilize Technovative’s expertise in blockchain technologies to develop integrated solutions within the SSLJ product range, in order to analyze SSLJ customers’ behavior patterns including: their living habits, preferences for home designs, products and how they are stored, and how advanced applications of the blockchain technology can provide customers with additional comforts. The technologies is also expected to provide better knowledge of building materials and room types preferred by the customers. This is expected to enable SSLJ to better analyze market trends and customer needs. Advanced blockchain solutions are expected to be applied to further improve SSLJ’s designs and product offerings. In addition, SSLJ is expected to have the option to build an exclusive home improvement ecosystem to include all upstream and downstream enterprises by collecting and analyzing the general consumption habits of customers and offer them supplemental services such as: financial management, insurance, shopping and restocking.

Technovative has developed blockchain technology, allowing a community platform based on blockchain encouraging smart home developers on the community platform who have created great innovations to participate and benefit from it. Technovative is also expected to roll out a loyalty points program for SSLJ whereby SSLJ’s customers may earn loyalty points by being early adopters and through “ the more you use the smart home appliances, the more you benefit”.

In doing so, SSLJ is expected to be able to harness significant insights through information captured on the blockchain network while being compliant to the latest General Data Protection Rights requirements mandated by the European Union.

This innovative use of blockchain in this aspect positions SSLJ to be the leader in the Internet of Things (IoT) and smart home industry.

According to Renub Research published in 2017, the smart homes market was worth US$5.77 billion in 2013 worldwide, predicted to reach a market value of US$12.81 billion by the year 2020. The smart homes market in China is expected to grow at a CAGR of 44.30% from 2017 to 2024.

“We are excited to be appointed by SSLJ to be their technology partner and we are confident that our technology and development capabilities will better serve SSLJ in assisting SSLJ to position themselves in the IoT and smart home market,” commented Nicolas Lin, CEO of Technovative.

About Technovative Group, Inc.

Technovative Group, Inc. is a technology holding company. The Company through its subsidiaries and consolidated variable interest entity, is engaged in delivering financial technology, blockchain solutions and big data analytics technologies to financial service institutions (“FSI”) in the Greater China (“GS”) region. We are currently developing a suite of smart tools which includes SmartBot, Smart Contracts, Data Analytics, Blockchain and Trading platform targeted to FSI in the GCR.

More information about the Company can be found at www.technovative.co

Forward-Looking Statements

This press release may contain information about Technovative's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Technovative encourages you to review other factors that may affect its future results in Technovative's registration statement and in its other filings with the Securities and Exchange Commission.

Contacts:

Technovative Group, Inc.

Sally Sun

Phone: +852-2162 7529

ir@technovative.co

Investor Relations & Public Relations

Sean Leous

Managing Director, TraDigital IR

Phone: + 1 917-715-3765

sean@tradigitalir.com